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THE WET SEAL, INC. ANNOUNCES DISCUSSIONS TO EXTEND BRIDGE FACILITY

        FOOTHILL RANCH, CA, January 7, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) (the “Company”) today announced that it is in discussions with the lenders that provided a $10,000,000 bridge loan to the Company on November 9, 2004, to extend the maturity of the interim facility.

Under the terms being discussed, the initial maturity date of the facility, as extended, will be March 31, 2005, and the maturity date will be further extended automatically on a month to month basis until notice is received from the lenders. If the bridge facility is not repaid by July 31, 2005, the base interest rate will increase from 25% to 30%. Certain of the other terms relating to the extension remain subject to further negotiation. The Company will retain the right to prepay the bridge facility at any time.

There is no assurance that these discussions will result in an extension of the bridge facility.

The purpose of the extension of the bridge facility is to allow the Company to have additional capital available after the closing of its convertible note and warrant financing transaction. It is anticipated that the closing of this transaction will take place next week, assuming stockholder approval is obtained at the special stockholder meeting to be held on Monday, January 10, 2005.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 559 stores in 47 states, the District of Columbia and Puerto Rico, including 463 Wet Seal stores and 96 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.